RUBBER RESEARCH ELASTOMERICS, INC.

ARTICLES OF CORRECTION
OF
CERTIFICATE OF DESIGNATION
OF THE
RIGHTS AND PREFERENCES
OF
8.5% CONVERTIBLE PREFERRED STOCK

Pursuant to Section 5.16 of the Minnesota Statutes

1. These Articles of Correction are filed by Rubber Research Elastomerics, Inc., a Minnesota corporation (the "Corporation").

2. A Certificate of Designation of the Rights and Preferences of 8.5% Convertible Preferred Stock (the "Certificate of Designation") was filed by the Corporation with the Secretary of State of Minnesota on September 5, 2007.

3. The Certificate of Designation requires correction, as permitted by Section 5.16 of the Minnesota Statutes, in regard to the description of the voting power of the 8.5% Convertible Preferred Stock.

4. Section 2 of the Certificate of Designations is hereby corrected to read as follows:

"2. Voting Power. Each holder of 8.5% Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of 8.5% Preferred Stock could be converted pursuant to the provisions of Section 5 hereof (assuming for such purposes that the Corporation shall have authorized and reserved a number of shares of its Common Stock sufficient to effect the full conversion of all outstanding shares of 8.5% Preferred Stock as contemplated by Section 5 hereof) at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written action of shareholders in lieu of a meeting is first executed. Except as otherwise expressly provided herein or as required by law, the holders of shares of 8.5% Preferred Stock and Common Stock shall vote together as a single class on all matters."

IN WITNESS WHEREOF, I have hereunder subscribed my name this 9th day of October, 2007.

RUBBER RESEARCH ELASTOMERICS, INC.

By: Winston Salser

Winston A. Salser, Ph.D.,
Chief Executive Officer